Code of Ethics

CODE OF ETHICS

Fiduciary Duty – Advisers Act

The Firm is a fiduciary of its Fund Clients and owes each Fund Client an affirmative duty of good faith and full and fair disclosure of all material facts.  Most violations of fiduciary duty are associated with a violation of the general antifraud provisions contained in Section 206 of the Advisers Act.  The SEC has made clear that these general antifraud provisions of Section 206 apply not only to Fund Clients, but also to prospective Fund Clients.  Mere negligence on the part of the Firm in breaching its fiduciary duty to a Fund Client, or its investors or prospective investors, is sufficient to establish a violation under the Advisers Act.  For example, the Firm must take care not to include false or misleading statements in its Form ADV, investor reports, responses to “requests for proposals,” or other disclosures to Fund Clients, investors or prospective Fund Clients or investors.

The adviser’s fiduciary duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest.   The Firm and all Employees must affirmatively exercise authority and responsibility for the benefit of Fund Clients, and may not participate in any activities that may conflict with the interests of Fund Clients except in accordance with this Manual or as otherwise approved by the Chief Compliance Officer.  In addition, Employees must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of the Firm’s Fund Clients. Accordingly, at all times, we must conduct our business with the following precepts in mind:

1.
Place the interests of Fund Clients first.  We may not cause a Fund Client to take action, or not to take action, for our personal benefit rather than the benefit of the Fund Client. For example, causing a Fund Client to purchase a security owned by an Employee for the purpose of increasing the price of that security would be a violation of this Code.

2.
Moderate gifts and entertainment.   The receipt of investment opportunities, perquisites, or gifts from persons doing or seeking to do business with the Firm could call into question the exercise of our independent judgment.  Accordingly, Employees may accept such items only in accordance with the limitations in this Code of Ethics.

3.
Conduct all personal trading in compliance with this Code of Ethics.  This includes all applicable restrictions, reporting requirements and procedures regarding inside information and personal and proprietary trades.   While the Firm encourages Employees and their families to develop personal investment programs, Employees must not take any action that could result in a violation of this Code of Ethics.

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4.
Keep   information   confidential.       Information   concerning   Fund   Client transactions or holdings may be material non-public information and Employees may not use knowledge of any such information to profit from the market effect of those transactions.

5.
Comply with the federal securities law and all other laws and regulations applicable to the Firm’s business.  Make it your business to know what is required of the Firm as an investment adviser and of you as an Employee of the Firm, and integrate compliance into the performance of all duties.

6.
Seek advice when in doubt about the propriety of any action or situation.  Any questions concerning this Code of Ethics should be addressed to the Chief Compliance Officer, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

7.
Participate in Ethics Training Program.   All employees registered with the Commodity Futures Trading Commission must participate in periodic training on developments and changes in the contract markets, futures products, rules and regulations, technology, and firm policies and procedures, as required by the Commodity Exchange Act.

Fiduciary Duty – Investment Company Act

Rule 17j-1(c)(1)(i) under the Investment Company Act requires that an investment adviser to a registered fund “adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons from engaging in any prohibited conduct.   More Specifically, Employees may not engage, directly or indirectly, in fraudulent conduct in connection with the purchase or sale of a security held or to be acquired by a Fund Client, including without limitation:

x	To employ any device, scheme or artifice to defraud Fund Clients;

x
To make any untrue statement of a material fact to Fund Clients or omit to state a material fact necessary in order to make the statements made to Fund Clients, in light of the circumstances under which they are made, not misleading;

x	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on Fund Clients; or

x	To engage in any manipulative practice with respect to Fund Clients.

Rule 17j-1(c)(2)(ii) requires an investment adviser to provide an annual written report to the Fund Client’s Board of Trustees. To the extent the Firm serves as an investment adviser to a registered fund, the Firm’s Chief Compliance Officer shall, on a periodic basis, but not less than

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annually, prepare a written report to each registered Fund Client’s Chief Compliance Officer and its Board of Trustees setting forth the following:

1.
A description of any issues arising under the Code or underlying procedures since the last report to the Fund Client’s Board of Trustees including, but not limited to, information about material violations of the Code or underlying procedures and sanctions imposed in response to the material violations;

2.	A certification on behalf of the Firm that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code; and

3.	A summary of existing procedures concerning personal investing and any changes in procedures made during the past year

The Policies and Procedures in this Manual implement these general fiduciary principles in the context of specific situations.

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Fund Client Opportunities

Law

No Employee may cause or attempt to cause any Fund Client to purchase, sell or hold any security for the purpose of creating any personal benefit for him or herself.  Sections 206(1) and 206(2) of the Advisers Act generally prohibit the Firm from employing a “device, scheme or artifice” to defraud Fund Clients or engaging in a “transaction, practice or course of business” that operates as a “fraud or deceit” on Fund Clients.  While these provisions speak of fraud, they have been construed very broadly by the SEC and used to regulate, through enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of Fund Clients or inconsistent with fiduciary obligations.  One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for Fund Clients.

Policy

The  Firm  permits  Employees  to  maintain  personal  securities  accounts  provided  that  such accounts are disclosed to Welton and that any personal trading is consistent with applicable law and with the Manual (see the “Personal Securities Transactions” section of this Manual).  As a principal, an Employee may not take personal advantage of any opportunity properly belonging to the Firm or any Fund Client.  This principle applies primarily to the acquisition of securities of limited  availability  for  an  Employee’s  own  account  that  would  be  suitable  and  could  be purchased for the account of a Fund Client, or the disposition of securities from an Employee’s account prior to selling a position from the account of a Fund Client.

The Firm’s primary investment strategy involves trading commodity futures contracts and OTC foreign exchange products through managed accounts and private investments funds pursuant to the Firm’s proprietary trading systems.  The nature of the Firm’s limited securities advisory business is such that the Firm does not, and will not, acquire securities of limited availability for a Fund Client’s account.   Accordingly, an Employee’s acquisition of securities of limited availability for an Employee’s own account that would be suitable and could be purchased for the account of a Fund Client could not occur.   For that reason, Employees are not prohibited from acquiring securities of limited availability for their personal accounts.  In the case of trades in listed securities in broad and deep markets, where the Employees’ participation will not affect Fund Client investment opportunities, Employees may participate in such trades.

An Employee may not cause or attempt to cause any Fund Client to purchase, sell, or hold any security for the purpose of creating any benefit to Firm accounts or to Employee accounts.

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Procedures

Disclosure of Personal Interest.  If an Employee believes that he or she (or a related account) stands to benefit materially from an investment decision that the Employee is recommending or making for a Fund Client, the Employee must disclose that interest to the Chief Compliance Officer and obtain approval prior to making the investment.

Restriction on Investment.  Based on the information given, the Chief Compliance Officer will decide whether to restrict an Employee’s participation in the investment decision or investment. In  making  these  determinations,  the  Chief  Compliance  Officer  will  consider  the  following factors: (i) whether the opportunity was suitable for any Fund Client; (ii) whether any Fund Client was legally and financially able to take advantage of the opportunity; (iii) whether any Fund Client would be disadvantaged by the Employee’s interest or participation; (iv) whether the Employee’s interest is de minimis; and (v) whether the Employee’s interest or participation is clearly not related economically to the securities to be purchased, sold or held by any Fund Client.

Record of Determination and Monitoring.   A memorandum concerning the investment opportunity and the disposition of the approval request will be prepared promptly and maintained by the Chief Compliance Officer.  The Chief Compliance Officer will monitor Employees’ personal securities transactions to identify, and will investigate any instance of, an Employee purchasing or selling a security of limited availability or limited market interest, respectively, prior to making the opportunity available to Fund Clients.

The Firm will use Compliance11, a compliance software provider, to assist  the Firm with monitoring Employees’ personal securities transactions and, as needed, documenting investigations, findings and resolutions.

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Insider Trading

Law

In the course of business, the Firm and its Employees may have access to various types of material non-public information about issuers, securities or the potential effects of the Firm’s own investment and trading on the market for securities.  Trading while in possession of material non-public information or communicating such information to others who may trade on such information is a violation of the securities laws.  This conduct is frequently referred to as “insider trading” (whether or not one is an “insider”).

While the law concerning insider trading is not static, it is generally understood to prohibit:

x
trading by an insider while in possession of material non-public information, and in the case of an investment adviser, information pertaining to the adviser’s positions or trades for its clients may be material non-public information;

x
trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

x	communicating material non-public information to others; or

x	trading ahead of research reports or recommendations prepared by the Firm.

Concerns about the misuse of material non-public information by the Firm or Employees may arise primarily in two ways.  First, the Firm may come into possession of material non-public information about another company, such as an issuer in which it is investing for clients or in which its own personnel might be investing for their own accounts.

Second, the Firm as an investment adviser has material non-public information in relation to its own business.  The SEC has stated that the term “material non-public information” may include information about an investment adviser’s securities recommendations, as well as securities holdings and transactions of clients.

Who is an Insider?  The concept of “insider” is broad.  It includes officers, directors and employees of a company.  In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes.  A temporary insider can include, among others, a company’s attorneys, accountants, consultants, and bank and the employees of such organizations.  In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company.  An Employee of the Firm could become a temporary insider to a company because of the Firm’s and/or Employee’s relationship to the company (e.g., by having contact with company executives while researching the company).  A company must expect the outsider to keep the disclosed non-public information

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confidential and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider.

What is Material Information?  Trading on non-public information is not a basis for liability unless the information is material.  “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial  effect  on  the  price  of  a  security.    Information  that  Employees  should  consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously   released   earnings   estimates,   significant   merger   or   acquisition   proposals   or agreements, major litigation, liquidation problems, knowledge of an impending default on debt obligations, knowledge of an impending change in debt rating by a statistical rating organization, and extraordinary management developments.

Material information does not have to relate to the issuer’s business.  For example, in one case the  Supreme  Court  considered  as  material  certain  information  about  the  contents  of  a forthcoming newspaper column that was expected to affect the market price of a security.  In that case, a reporter at The Wall Street Journal was found criminally liable for disclosing to others the date that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

Similarly,  there  could  be  circumstances  under  which  so-called  “political  intelligence”  – otherwise nonpublic information gleaned from interactions with government officials, either directly by employees or through “political intelligence” firms that provide information to such information  for  a  fee  -  could  be  deemed  material  nonpublic  information.    In  addition,  as indicated, the SEC has stated that information concerning an investment adviser’s holdings or transactions may be material non-public information.

What is Non-public Information?  Information is non-public until it has been effectively communicated to the marketplace.  One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

What is Tipping?  Tipping involves providing material non-public information to anyone who might be expected to trade while in possession of that information.  An Employee may become a “tippee” by acquiring material non-public information from a tipper, which would then require the Employee to follow the procedures below for reporting and limiting use of the information.

Penalties for Insider Trading.  Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers, and may include fines or damages up to three times the amount of any profit gained or loss avoided.  A person can be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation.

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Policy

The Firm forbids any Employee to trade, either personally or on behalf of others, including Fund Clients, while in possession of material non-public information or to communicate material non- public information to others in violation of the law.   The Firm’s insider trading prohibitions apply to all Employees and extend to activities within and outside their duties as Employees of the Firm.

In addition, it is the policy of the Firm that all information about Fund Client holdings and transactions is to be kept in strict confidence by those who receive it, and such information may be divulged only within the Firm and to those who have a need for it in connection with the performance of services to Fund Clients.  Despite this blanket prohibition, some trades in which the Firm has also invested for Fund Clients may be permitted because the fact that the Firm has made or delegated such investments may not be viewed as material information, such as, cash and cash equivalents.  The personal trading procedures set forth below establish circumstances under which such trades will be considered permissible and the procedures to follow in making such trades.

Use of Expert Networks.   The Firm does not permit the use of expert networks for research purposes.

Procedures

The Use of Compliance11. The Firm will use Compliance11, a compliance software provider, to assist in the Firm’s surveillance and review procedures for the detection of insider trading. Procedures for this compliance activity will conform to the user interface protocol required by Compliance11.   Should the Chief Compliance Officer determine that for any reason Compliance11 is not reasonably available or appropriate for assisting in the surveillance and review procedures for the detection of insider trading, the procedures described below will become effective.

Identification and Protection of Insider Information.  If an Employee believes that he or she is in possession of information that is material and non-public, or has questions as to whether information is material and non-public, he or she should take the following steps:

x	Report the matter immediately to the Chief Compliance Officer, who will document the matter.

x	Refrain from purchasing or selling the securities on behalf of himself or herself or others.

x	Refrain from communicating the information inside or outside the Firm other than to the Chief Compliance Officer.

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If the Chief Compliance Officer determines that an Employee is in possession of material non- public information, he or she will notify all Employees that the security is restricted.  All decisions about whether to restrict a security or remove a security from restriction, will be made by the Chief Compliance Officer.  Restrictions on such securities also extend to options, rights and warrants relating to such securities.  When a security is restricted, all new trading activity of such security shall cease, unless approved in writing by the Chief Compliance Officer.  If trading in a security is restricted, Employees are prohibited from communicating that fact to anyone outside the Firm.  A security will be removed from restriction if the Chief Compliance Officer determines that no insider trading issue remains with respect to such security (for example, if the information becomes public or no longer is material).

Restricting Access to Material Non-public Information.  Documents and files that contain material non-public information must be secure in order to minimize the possibility that such information will be transmitted to an unauthorized person. Such documents and files must be stored in locked file cabinets or other secure locations and confidential information accessible by computer should be maintained in computer files that are password protected or otherwise secure against access by unauthorized persons.   Employees may not discuss material non-public information  with,  or  in  the  presence  of,  persons  who  are  not  affiliated  with  the  Firm  or authorized to receive such information, and should thus avoid discussions of material non-public information in hallways, elevators, trains, subways, airplanes, restaurants and other public places generally.

Detecting Insider Trading.  To detect insider trading, the Chief Compliance Officer and with respect to certain designated accounts, senior management, will review the trading activity of Fund Client accounts, Employee accounts and other Firm accounts.  It is also the responsibility of each Employee to notify the Chief Compliance Officer of any potential insider trading issues. The Chief Compliance Officer will investigate any instance of possible insider trading and fully document the results of any such investigation.  At a minimum, an investigation record should include:   (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and (iv) a summary of the investigation disposition.

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Personal Securities Transactions

Law

Employee investments must be consistent with the mission of the Firm always to put Fund Client interests first and with the requirements that the Firm and its Employees not trade on the basis of material non-public information concerning the Firm’s investment decisions for Fund Clients or Fund Client transactions or holdings.

Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act requires in effect that a registered investment adviser’s “access persons” report their transactions and holdings periodically to the Chief Compliance Officer and that the adviser review these reports.

Under the SEC definition, the term “access person” includes any employee who (i) has access to non-public information regarding Fund Clients’ purchase or sale of securities or (ii) is involved in making securities recommendations to (or in the case of a discretionary manager like the Firm, investment decisions on behalf of) Fund Clients or who has access to such recommendations that are non-public (“Access Persons”).

Transaction  Reporting  Requirements.     All  Access  Persons  must  file  with  the  Chief Compliance Officer initial and annual holdings reports and quarterly transaction reports with respect to all securities of which he or she is a “Beneficial Owner,” except holdings or transactions in the following securities (“Exempt Securities”):

x	direct obligations of the Government of the United States;

x	money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

x	money market fund shares;

x	shares of other types of mutual funds (although if the Firm acts as the investment adviser for a registered fund, Access Person transactions in shares of such fund will become reportable); and

x	units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

“Beneficial Owner” of securities means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.  The term pecuniary interest means the opportunity to profit or share in any profit from a transaction in the security.  An Access Person is presumed to be the Beneficial Owner of accounts of the Access Person and immediate family members who share the Access Person’s household.  All such accounts are referred to as “Access Person Accounts.” The Firm has determined to consider “Access Person Accounts” also to include accounts of others who share the Access Person’s household, anyone to whose support the Access Person materially contributes and other accounts over which the Access Person exercises discretion or a

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controlling influence.  To exclude such an account from the reporting requirements, the Access Person must provide the Chief Compliance Officer with written documentation showing that someone else has been retained or has been granted investment discretion over the account or otherwise demonstrating that the account should not be considered an Access Person account.  Reports  need  not  be  filed  with  respect  to  transactions  effected  pursuant  to  an  automatic investment plan or in an account over which the Access Person has no direct or indirect influence or control.

Policy

It is the Firm’s policy that all Employees of the Firm are Access Persons for purposes of Rule
204A-1 and Rule 17j-1 and must file all required reports, initial and annual holdings reports, and quarterly reports of transactions in Access Person Accounts as described below.  In addition, Access Persons must adhere to the requirements in connection with their personal trading as described below.

For the purposes of this Policy, an “Access Person” under Rule 204A-1 of the Advisers Act and
Rule 17j-1 under the Investment Company Act is defined as:

•	All full-time Employees;

•	Part-time Employees with full access to client positions, trading signals and proprietary research;

•	Consultants and/or Interns with full access to client positions, trading signals and proprietary research and associated with the firm for a period greater than 90 days; and

•	Directors with full access to client positions, trading signals and proprietary research.

The Chief Compliance Officer shall identify all Access Persons who are subject to the reporting requirements noted under procedures and inform those Access Persons of their reporting obligations.

Pre-clearance - Initial Public Offerings and Private Placements.  Access Persons must obtain the written approval of the Chief Compliance Officer prior to investing in shares of initial public offerings or private placements.   In approving any such transaction, the Chief Compliance Officer must cite the reasons for such approval.  Employees must furnish any prospectus, private placement memoranda, subscription documents and other materials about the investment as the Chief Compliance Officer may request.

Short-Term Trading.  Short-term trading in securities of issuers in which an Employee is an officer or director or the owner of 10% or more of a class of equity securities is subject to significant restrictions under the securities laws.  Although other short-term trading activity is not strictly prohibited, as a matter of policy, the Firm strongly discourages short-term trading by Employees.

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Prohibited Transactions.  No Access Person may trade in any account in any security subject to a restriction on trading issued by the Chief Compliance Officer under the Firm’s insider trading policies and procedures set forth in this Code of Ethics or any other security specified by the Chief Compliance Officer.  The securities subject to such restrictions will be noted by the Chief Compliance Officer on a list of restricted securities.

Maintaining Access Person Accounts.  While the Firm encourages Employees to develop personal investment programs, it must be in a position to properly oversee the trading activity undertaken by its Employees.  As a result, the Firm requires all Employees to provide duplicate account statements and confirmations for all Access Person Accounts.

Procedures

Third  Party  Management  –  Lack  of  Discretion.    Holdings  reports  are  not  required  for accounts in which an Access Person is a Beneficial Owner, but over which the Access Person does not exercise investment discretion (i.e., investment discretion has been delegated to a third- party).  If an Access Person engages a third-party professional adviser that has full discretion to invest on behalf of the Access Person, such investments made by the third-party adviser are not required to be reported as long as the Access Person does not have investment discretion with respect to such investments or otherwise control the decisions of the third-party adviser (i.e., an investment made by a discretionary third-party adviser on behalf of an Access Person in a private investment fund would not be required to report).  To exclude an account over which the Access Person does not have investment discretion, the Access Person must provide the Chief Compliance Officer with written documentation showing that someone else has been granted investment discretion over the account.     Reports need not be filed with respect to transactions effected pursuant to an automatic investment plan or in an account over which the Access Person has no direct or indirect influence or control.

The Use of Compliance11. The Firm will use Compliance11, a compliance software provider, to assist in the Firm’s surveillance and review procedures for the personal securities transactions reporting  requirements.    Procedures  for  this  compliance  activity  will  conform  to  the  user interface protocol required by Compliance11.  Should the Chief Compliance Officer determine that for any reason Compliance11 is not reasonably available or appropriate for assisting in the personal securities transactions reporting requirements, the procedures described below will become effective.

Restricted List.  The Chief Compliance Officer will determine the securities to be placed on the Restricted List, which generally will include securities currently in a Fund Client’s portfolio or securities on which the Firm has received material non-public information.   The Chief Compliance Officer will send reminders from time to time to all Access Persons regarding the applicability and location of the Restricted List.

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Pre-clearance.  Each Employee who wishes to effect a transaction in any initial public offering or private placement must first obtain written pre-clearance of the transaction from the Chief Compliance Officer.  A decision on permissibility of the trade generally will be rendered by the end of the trading day on which the request is received.  Pre-clearance will be effective for a 30- day period, unless otherwise specified.

Reporting Requirements – Initial and Annual Holdings Reports.  Each Access Person must file a holdings report disclosing all securities (other than Exempt Securities, those that have been previously reported on account statements received by the Firm and those that are reported on any account statement received by the Firm) in any Access Person Account on the Personal Securities  Holdings  Report  (see  Appendix  3)  or  any  substitute  acceptable  to  the  Chief Compliance Officer.   Access Persons may submit account statements in lieu of listing all securities holdings on the Personal Securities Holdings Report, provided that the Access Person must certify on the Personal Securities Holdings Report that such statements fully and accurately reflect  (i)  all  of  the  information  that  would  have  been  reported  on  the  Personal  Securities Holdings Report and (ii) all of the personal securities holdings required to be reported by this policy.  Each such report must be submitted to the Chief Compliance Officer no later than 10 days after becoming an Access Person, and annually thereafter during the month of January. Each such report must be current as of a date no more than 45 days before the report is submitted.

Reporting Requirements – Duplicate Statements.  For any account opened or maintained at a broker-dealer, bank or similar financial institution, each Employee shall be responsible for arranging for duplicate account statements and confirmations to be sent directly to the Chief Compliance Officer at the following address:

Welton Fund Advisors LLC Eastwood Building
San Carlos between 5th and 6th
P.O. Box 6147
Carmel, California 93921-6147
Attention:  Chief Compliance Officer

Such statements must be provided upon issuance for the Employee’s Access Person Accounts, and all such statements must be received no later than 30 days after the end of each quarter, except for accounts in which the Employee only transacts in Exempt Securities.  Duplicate confirmations must be provided upon issuance.

Reporting Requirements – Quarterly Reporting Requirements.  Each Access Person must submit to the Chief Compliance Officer within 30 days after the end of each quarter a report of all securities transactions (other than transactions in Exempt Securities) effected in each Access Person  Account  during  such  quarter  on  the  Quarterly  Securities  Transaction  Report  (see Appendix 4).  The report must include the name of the security, date of the transaction, quantity, price, nature of the transaction and name of the bank, broker-dealer or financial institution

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through which the transaction was effected.  Information regarding such transactions need not be listed on the Quarterly Securities Transaction Report if duplicate account statements and confirmations for all Access Person Accounts have been provided to the Chief Compliance Officer and the Employee certifies on the Quarterly Securities Transaction Report that all transactions have been reported. Employees must independently report securities that do not appear on the account statements or confirmations (e.g., any securities acquired in private placements or by gift or inheritance) on the Quarterly Securities Transaction Report (see Appendix 4).  Even if no transactions are required to be reported, each Employee must certify on the Quarterly Securities Transaction Report that all transactions have been reported.

Review and Availability of Personal Trade Information.   All information supplied under these procedures, including quarterly transaction and initial and annual holdings reports, will be reviewed by the Chief Compliance Officer for compliance with the policies and procedures in this Manual.  The Chief Compliance Officer will review all account statements within 45 days after the end of the quarter to which they apply. The Chief Compliance Officer shall:

x	address whether Employees followed internal procedures, such as pre-clearance;

x	compare Employee transactions to any restrictions in effect at the time of the trade;

x
assess whether the Employee is trading for his or her own account in the same financial instrument he or she is trading for Fund Clients, and if so, whether Fund Clients are receiving terms as favorable as those of the Employee’s trades; and

x	periodically analyze the Employee’s trading for patterns that may indicate abuse.

The Chief Compliance Officer will document such review by initialing Employee statements or otherwise indicating the statements that have been reviewed and will maintain copies of the Employee reports and account statements received.

Confidentiality.  The Chief Compliance Officer will maintain records in a manner to safeguard their confidentiality.   Each Employee’s records will be accessible only to the Employee, the Chief Compliance Officer, senior officers and appropriate human resources personnel.

Recordkeeping.  The Chief Compliance Officer will maintain records in accordance with Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act.

Chief Compliance Officer – Oversight of Personal Securities Transactions. The oversight, review and / or authorization of personal securities transactions conducted by the Chief Compliance Officer will be carried out by the Chief Operating Officer or a designee of the Chief Operating Officer in a manner consistent with the policies and procedures noted above.

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Gifts, Entertainment and Contributions

Law

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with the Firm could call into question the independence of its judgment as a fiduciary of its Fund Clients.   If the Firm and/or Employee were found to be acting in a position of undisclosed conflict of interest, it could be sanctioned under Section 206 of the Advisers Act.

In addition, ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money, and anything of value that are given with the intent of influencing decision-making with respect to any employee benefit plan.  The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and therefore unlawful under ERISA.  Many public employee benefit plans are subject to similar restrictions.

Other federal laws and regulations prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business  transaction  with  the  institution,  which  is  viewed  as  a  form  of  bribery.      Finally, providing gifts and entertainment to foreign officials may violate the Foreign Corrupt Practices Act.

Regarding political contributions, the SEC has stated that investment advisers who seek to influence the award of advisory contracts by public entities by making political contributions to public officials may cause such officials to compromise their fiduciary duty to such entities.

Policy

Accepting Gifts and Entertainment.  On occasion, because of an Employee’s position with the Firm, the Employee may be offered, or may receive, gifts or other forms of non-cash compensation from Fund Clients, brokers, vendors, or other persons that do business with the Firm.  Extraordinary or extravagant gifts (i.e., gifts that have an aggregate value of more than $250 annually from a single giver) are not permissible and must be declined or returned, absent approval by the Chief Compliance Officer.  Gifts of nominal value (i.e., gifts that have an aggregate value of no more than $250 annually from a single giver) and promotional items (e.g., pens, mugs) may be accepted.  Gifts should be sent to Employees at the Firm’s offices and may not be sent to an Employee’s home.

Entertainment having a reasonable value of no more than $250 at which both the Employee and the giver are present (e.g., business lunches and dinners, and sporting and cultural events) also may be accepted.  Employees may not accept entertainment having a value in excess of $250 unless (i) there is a specific business purpose for such event; (ii) both the Employee and the giver

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are present; and (iii) the Employee’s participation in the event has been approved in advance by the Chief Compliance Officer.

Giving Gifts and Providing Entertainment. Employees may not give any gift(s) with an aggregate value in excess of $250 per year to any person associated with a securities or financial organization, including brokerage firms or other investment management firms, to members of the news media, or to Fund Clients or prospective Fund Clients of the Firm.  Employees may provide reasonable entertainment to such persons provided that both the Employee and the recipient are present and there is a business purpose for the entertainment.  It is anticipated that Employees will not entertain the same person more than four times per year or spend more than $250  per  person  on  business  meals  on  such  occasions.     Employees  may  not  provide entertainment having a reasonable value in excess of $250 to such persons unless (i) there is a specific business purpose for such event; (ii) both the Employee and the recipient are present; and (iii) the provision of such entertainment has been approved in advance by the Chief Compliance Officer.

Cash.  No Employee may give or accept cash gifts or cash equivalents to or from Fund Clients, brokers, vendors, or other persons that do business with the Firm.

Solicitation of Gifts.  All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

Political Contributions: Pay-to-Play Arrangements.  Political contributions to public officials may not exceed limits established under SEC rules for contributions to any one official per election.  See “Marketing Practices – Pay-to-Play Arrangements” below.

Gratuities to Foreign Officials.  The Foreign Corrupt Practices Act prohibits the giving of anything of value to foreign officials and foreign political parties, their officials and their candidates  for  office.    See  “Marketing  Practices  –  Pay-to-Play  Arrangements  and  Foreign Corrupt Practices” below.

Charitable Contributions.   Employees may not solicit charitable contributions from Fund Clients, brokers, vendors, or other persons that do business with the Firm without the prior approval of the Chief Compliance Officer, who shall maintain a record of each such solicitation.

Fund Client Complaints.  Employees may not make any payments or other account adjustments to Fund Clients in order to resolve any type of complaint.  All such matters must be handled by the Chief Compliance Officer.

ERISA Considerations.  Employees should never offer gifts or other favors for the purpose of influencing ERISA Fund Client or prospective Fund Client decision-making.  Entertainment of ERISA  or  public  plan  trustees  may  be  permissible  if  there  is  a  business  purpose  for  the

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entertainment (e.g., review of account performance), but any such entertainment must be consistent with any Code of Conduct of the plan.

Procedures

The Use of Compliance11. The Firm will use Compliance11, a compliance software provider, to assist in the Firm’s surveillance and review procedures for gifts, entertainment and contributions.  Procedures for this compliance activity will conform to the user interface protocol required by Compliance11.  Should the Chief Compliance Officer determine that for any reason Compliance11 is not reasonably available or appropriate for assisting in the surveillance and review procedures of gifts, entertainment and contributions, the procedures described below will become effective.

Prohibited Gifts and Entertainment.  If an Employee has been offered a gift with an aggregate value exceeding $250 from any Fund Client, broker, vendor, or other person that does business with the Firm or has been invited to participate in an event having a value in excess of $250, the Employee must seek the approval of the Chief Compliance Officer in order to accept or retain such gift or entertainment.   If an Employee wishes to provide any such gift or entertainment above the value of $250 to any person associated with a securities or financial organization, including brokerage firms or other investment management firms, to members of the news media, or to Fund Clients or prospective Fund Clients of the Firm, the Employee must seek the approval of the Chief Compliance Officer prior to providing such gift or entertainment.  All approvals of gifts and entertainment will be recorded in a gift and entertainment log.  If there is any question about the appropriateness of any particular gift, Employees should consult the Chief Compliance Officer.

Expense Reports.  The Director of Finance will review all reports or other documentation regarding Employee expense reimbursement periodically to monitor compliance with this policy, and report any suspected violation of policy to the Chief Compliance Officer.

Political Contributions. See "Marketing Practices – Pay-to-Play Arrangements" below.

Charitable Contributions.  Prior to soliciting charitable contributions from any Fund Client, broker, vendor, or other person that does business with the Firm, an Employee must receive the approval of the Chief Compliance Officer.  The Employee must notify the Chief Compliance Officer  of  amounts  received  from  such  persons  as  a  result  of  such  solicitation.    All  such approvals must be documented and include information regarding the Employee, the charity, the date of the solicitation and the amounts received.

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Outside Business Activities

Law

The Firm’s fiduciary duties to Fund Clients dictate that the Firm and its Employees devote their professional attention to Fund Client interests above their own and those of other organizations.

Policy

Employees may not engage in any of the following outside business activities (excluding those with Firm affiliates and Firm sponsored private investment funds) without the prior written consent of the Chief Compliance Officer. Employees may not:

x	be engaged in any other business;

x	be an officer of or employed or compensated by any other person for business-related activities;

x	serve as general partner, managing member or in a similar capacity with partnerships, limited liability companies or private funds other than those managed by the Firm or its affiliates;

x
engage  in  personal  investment  transactions  to  an  extent  that  diverts  an  Employee’s attention from or impairs the performance of his or her duties in relation to the business of the Firm and its Fund Clients;

x
have any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services to the Firm (other than ownership of publicly traded securities) from which the Employee might benefit or appear to benefit materially; or

x
serve on the board of directors (or in any similar capacity) of another company, including not-for-profit corporations.  Authorization for board service will normally require that the Firm not hold or purchase any securities of the company on whose board the Employee sits.

Restrictions on Activities.  With respect to any outside activities engaged in by an Employee, the following restrictions shall be in effect:  (i) the Employee is prohibited from implying that he or she is acting on behalf of, or as a representative of, the Firm; (ii) the Employee is prohibited from using the Firm’s offices, equipment or stationery for any purpose not directly related to the Firm’s business, unless such Employee has obtained prior approval from the Chief Compliance Officer;  and  (iii)  if  the  activity  was  required  to  be  and  has  been  approved  by  the  Chief Compliance Officer, the Employee must report any material change with respect to such activity.

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Procedures

Approval.  Before undertaking any of the activities listed above, the Employee must provide to the Chief Compliance Officer detailed information regarding all aspects of the proposed activity. The Employee may not undertake such activity until the Employee has obtained written approval from the Chief Compliance Officer.

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Confidentiality

Law

During the course of employment with the Firm, an Employee may be exposed to or acquire Confidential Information.  “Confidential Information” is any and all non-public, confidential or proprietary information in any form concerning the Firm, its affiliates, their investments and investment strategies, or its Fund Clients or any other information received by the Firm from a third party to whom the Firm has an obligation of confidentiality, regardless of when such information was produced or obtained by the Firm.   Confidential Information includes documentation in any medium or format whatsoever, and all reproductions, copies, notes and excerpts of any documentation comprising or including any Confidential Information, as well as information orally conveyed to the Employee.

Confidential Information shall not include (i) any information which the Employee can prove by documentary evidence is generally available to the public or industry other than as a result of a disclosure by the Employee; or (ii) any information that the Employee obtains from a third party who is not subject to a confidentiality agreement with the Firm and who did not obtain that information directly or indirectly from the Firm.

Policy

Employees (including Employees secunded to or providing services to the Firm who are deemed subject to this Manual) shall not at any time while employed or at any time after being employed (i) disclose, directly or indirectly, any Confidential Information to anyone other than personnel of the Firm; or (ii) use or appropriate any Confidential Information.

Procedures

Restrictions on Communications of Confidential Information.  Each Employee agrees to inform the Chief Compliance Officer promptly if he or she (i) is seeking an exception in order to disclose Confidential Information in contravention of Firm policy; or (ii) discovers that someone else  is  making  or  threatening  to  make  unauthorized  use  or  disclosure  of  Confidential Information.

Physical Security of Information.   Employees should avoid discussions of Confidential Information in hallways, elevators, trains, subways, airplanes, restaurants and other public places generally.  Use of speaker phones or cellular telephones also shall be avoided in circumstances where Confidential Information may be overheard by unauthorized persons.   Documents and files  that  contain  Confidential  Information  must  be  kept  secure  in  order  to  minimize  the possibility that such Confidential Information will be transmitted to an unauthorized person. Confidential documents should be stored in locked file cabinets or other secure locations. Confidential databases and other Confidential Information accessible by computer should be

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maintained in computer files that are password protected or otherwise secure against access by unauthorized persons.  All Employees should lock their computers at the end of each work day.

Company Property.  Employees may not physically remove Confidential Information from the premises of the Firm except consistent with and in furtherance of the performance of their duties to the Firm.  All originals and copies of Confidential Information are the sole property of the Firm.  Upon the termination of employment for any reason, or upon the request of the Firm at any time, each Employee promptly will deliver all copies of such materials to the Firm.

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Conflict of Interest Policy

Law

Section 206 of the Advisers Act generally makes it unlawful for an investment adviser to engage in fraudulent, deceptive, or manipulative conduct.  Section 206 is broader than the antifraud provisions in the federal securities laws and is intended to bring conflicts of interest to the attention of clients to permit fully informed decisions regarding the adviser.

While the amount and nature of the disclosure required depend on the facts and circumstances of each case, the duty of disclosure in situations involving a potential conflict of interest has generally been construed to be broader than under normal circumstances (i.e., more extensive and detailed disclosures are required). Examples of potential conflicts of interest, and the high standard of disclosure to which they are subject, include:

x	Where an adviser receives compensation, directly or indirectly, from a source other than the client for recommending a security, the nature and extent of the compensation must be set forth.

x
Where an adviser owns or is affiliated with a broker through which clients’ transactions will be traded, the nature and extent of the adviser’s interest or affiliation and the fact that the adviser may benefit from the transactions should be disclosed.

x
Where an adviser (or an affiliate) will be buying or selling the same securities as a client, the client should be informed as to whether the adviser may recommend a security it also owns, or whether the adviser (or an affiliate) may take the position inconsistent with the client’s position.

x	Where an adviser or related party compensates a third party for referring a client, the material terms of the arrangement should be disclosed to the client.

Furthermore, Section 206 has been held by the courts to impose a fiduciary duty on advisers by operation of law. The purpose of this duty is to eliminate conflicts of interest and to prevent an adviser from overreaching or taking unfair advantage of a client’s trust. As a fiduciary, an adviser owes its clients more than honesty and good faith alone. Rather, an adviser has an affirmative duty of “utmost good faith to act solely in the best interests of the client and to make full  and  fair  disclosure  of  all  material  facts,  particularly  where  the  adviser’s  interests  may conflict with the client’s. Pursuant to this duty, an adviser must at all times act in its clients’ best interests, and its conduct will be measured against a higher standard of conduct than that used for mere commercial transactions.” Among the specific obligations that the SEC has indicated flow from an adviser’s fiduciary duty are the following:

x	A duty to have a reasonable, independent basis for its investment advice

x	A duty to obtain best execution for clients’ securities transactions when the adviser has brokerage discretion

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x	A duty to ensure that its investment advice is suitable to the client’s objectives, needs, and circumstances

x	A duty to refrain from effecting personal securities transactions inconsistent with client interests

x	A duty to be loyal to clients.

Policy

Consistent with the Code of Ethics adopted by the Firm, it is the policy of the Firm to act solely in the best interests of Fund Clients and to make full and fair disclosure of all material facts, particularly where the Firm’s interests may conflict with those a Fund Client.

Procedures

Actual and potential conflicts of interest between the Firm, affiliates of the Firm and Fund Clients may arise from the following activities or arrangements.

x
Employee Responsibilities:  Employees who serve in multiple capacities for Welton and Welton affiliates may at times face inherent conflicts of interest in allocating their time and in serving their own financial and other interests, as well as the interests of their respective clients and underlying investors.  However, Welton and its affiliates monitor these conflicts through their compliance programs and codes of ethics to ensure that client interests are placed above all others.

x
Affiliate Relationships: Affiliate relationships may give rise to potential conflicts of interest such as in the case where the Advisor directs Fund Client business to an affiliate. At present, Welton does not have any affiliate relationships that provide services to Fund Clients. Welton will continue to assess affiliate relationships at least annually to ensure that  no  services  are  being  provided  Fund  Clients  by  Welton  affiliates  that  are  not otherwise being disclosed.

x
Cross or Agency Cross Transactions: An activity that could result in a conflict of interest would be to execute cross or agency cross transactions where Welton or an affiliate acts as the broker for both a Fund Client and the other party to the transaction. As a practical matter, neither Welton nor its affiliates provide brokerage services. Should at some point in the future Welton or one of its affiliate acquires the ability to provide brokerage services, appropriate disclosures will be made to Fund Clients.

x
Side Letter Agreements:  Side letter agreements typically provide certain investors with terms different from those given under a Fund Client’s Prospectus.  A conflict of interest would arise if side letter terms were given to one investor at the expense of other investors without adequate disclosure to all investors that such arrangements may exist. At present, no side letter arrangements exist between Welton and its affiliates and Fund Client investors.  While side letter terms may be granted in the future, any preferential

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terms would be limited to fee breakpoints.  In which case, appropriate disclosures will be made to all Fund Client investors.

x
Performance-based  Fees: Welton  does  not  charge  any  performance-based  fees.
However, Welton’s affiliates provide investment advisory services to its clients who may be charged performance-based fees. Managing accounts that are charged performance- based compensation and accounts that are not may give rise to a potential conflict of interest, as a manager may have an incentive to favor the accounts of clients for which such manager receives performance-based fee compensation over accounts for which it receives  only  an  asset-based  fee  or  no  fee.  Welton  and  Welton’s  affiliates  have established allocation procedures so that all clients are treated fairly and equally on an overall basis, and to prevent this potential conflict from materially influencing the allocation of investment opportunities among such clients..

x
Side-by-Side Management: From time to time, it may be appropriate for more than one Fund Client managed by Welton to trade in the same securities or futures contracts at the same time.  As a general rule, such orders are combined (or bunched) and allocations among  Welton’s  Fund  Clients  acquiring  the  same  instrument  on  the  same  day  are effected on a pro rata basis, based on the relative value of the accounts, or otherwise on an allocation amount determined at the time of the order.  When a bunched order results in a split fill, the highest fill price will be allocated to the Fund Client with the highest account number, and correspondingly, lowest fill price to lowest account number.  While Welton’s goal is to be fundamentally fair on an overall basis with respect to all Fund Clients, there can be no assurance that on an overall or trade-by-trade basis that any particular client will not be treated more favorably than another.

x
“Soft Dollar” Arrangements:  To the extent Welton is able to direct brokerage services on behalf of its Fund Clients, Welton looks to select financial intermediaries it considers to be reputable and creditworthy.  In making its selection of financial intermediaries, Welton takes into account the financial intermediaries’ reliability, reputation, financial responsibility, stability, ability to execute trades, arbitrage operations, nature and frequency of sales coverage, commission rate and responsiveness.  Presently, neither Welton nor its affiliates make use of any “soft dollar” arrangements or receive any other fall-out benefits. Should at some point “soft dollar” arrangements be entered into by Welton or its affiliates, appropriate disclosures will be made to all Fund Client investors.

Identification, Review and Escalation Process: In addition to the policies and procedures noted above, on an annual basis the Chief Compliance Officer will review and update disclosures made in this Manual including conflict of interest disclosures. If at any time the existence of a conflict of interest is known to exist between Welton, its affiliates and Fund Clients and their investors, the mater will be referred to the Chief Compliance Officer for consideration and remediation as appropriate. Should the Chief Compliance Officer have a material conflict of interest, the Chief Compliance Officer will promptly recuse himself or herself from the investigation and inform senior management in writing.

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Disclosure of Portfolio Holdings

Law

Each Fund Client is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”).  As such, Fund Clients are required under Rule 17j-1 of the Investment Company Act to adopt a code of ethics designed to prohibit fraudulent or deceitful conduct.  Advisers, such as Welton, providing advisory services to Fund Clients are obligated to conduct themselves in manner that is not in violation of the code of ethics adopted by each Fund Client.  Recognizing that employees of Welton will have access to the portfolio holdings of Fund Clients, the following policy is intended to elaborate on such codes of ethics to ensure that the disclosure of information about the Fund Clients’ portfolio holdings is in the best interest of Fund Clients and their investors.

Policy

Information about the portfolio holdings of Fund Clients should not be distributed to any person unless:

x	The disclosure is required to respond to a regulatory request, court order or other legal proceedings;

x	The disclosure is to a mutual fund rating or, statistical agency or person performing similar functions who has if necessary signed a confidentiality agreement with the Fund Client;

x
The  disclosure  is  made  to  internal  parties  involved  in  the  investment  process, administration or custody of the Fund Client, including but not limited to the Fund Client’s administrator and Board of Trustees;

x
The disclosure is (a) in connection with a quarterly, semi-annual or annual report that is available to the public or (b) relates to information that is otherwise available to the public (e.g. portfolio information that is available on a Fund Client’s website); or

x	The disclosure is made pursuant to prior written approval of the Chief Compliance Officer of Fund Client, or other person so authorized.

Procedures

The Chief Compliance Officer has responsibility for overseeing the disclosure of portfolio holdings of Fund Clients pursuant to this policy.  Where appropriate, the Chief Compliance Officer will obtain written approval of the Chief Compliance Officer of the Fund Client prior to disclosure of portfolio holdings of Fund Clients.  Any suspected breach of this policy should be reported immediately to the Chief Compliance Officer who will in turn report the incident to the Chief Compliance Officer of the Fund Client.

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